Exhibit 10.4

Execution Version

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into by and between MEDNAX SERVICES, INC., a Florida corporation (“Employer”), and Dominic J. Andreano (“Employee”) on July 12, 2020, and shall be effective as such date (“Effective Date”).

RECITALS

WHEREAS, Employer and Employee are the parties to that certain Amended and Restated Employment Agreement, effective as of February 13, 2020, as amended by that certain First Amendment to Amended and Restated Employment Agreement, effective April 1, 2020 (collectively, the “Employment Agreement”);

WHEREAS, Employer acknowledges that Employee has the basis to terminate Employee’s employment for “Good Reason” pursuant to Section 4.7 of the Employment Agreement as a result of Roger J. Medel, M.D. no longer being the senior most executive officer of MEDNAX; and

WHEREAS, in the event that Employee terminates Employee’s employment for “Good Reason” pursuant to Section 4.7 of the Employment Agreement, Employee is entitled to certain severance benefits, including the accelerated vesting of all Equity Awards granted to Employee by MEDNAX prior to the Effective Date, in each case subject to the terms of the Employment Agreement; and

WHEREAS, in exchange for Employer’s agreement to amend the Employment Agreement as provided in this Amendment, Employee agrees not to provide written notice of termination of Employee’s employment under the Agreement for “Good Reason” prior to the sixtieth (60th) day after the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Employer and Employee agree to the following:

1.    All capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the Employment Agreement.

2.    Employee agrees not to provide Employer with written notice of termination of Employee’s employment under the Agreement for “Good Reason” as contemplated by Section 4.7 of the Employment Agreement prior to the sixtieth (60th) day after the Effective Date. Employee further agrees that if Employee elects to terminate Employee’s employment on or after the sixtieth (60th) day after the Effective Date for “Good Reason” as a result of Roger J. Medel, M.D. no longer being the senior most executive officer of MEDNAX, then the effective date of such termination shall be the thirtieth (30th) day after the date of Employee’s notice of termination, provided, however, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such thirty (30) day period.

3.    The first sentence of Section 4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Employer may terminate Employee’s employment under this Agreement for Cause, except during the ninety-one (91) day period beginning on the Effective Date of the Second Amendment to this Agreement.”.

4.    Notwithstanding any contrary provision in the Employment Agreement or any Equity Plan then maintained by MEDNAX, and in addition to any other payments or benefits provided in Article 5 of the Employment Agreement upon a termination of Employee’s employment pursuant to Section 4.7 of the Employment Agreement, all Equity Awards granted to Employee by MEDNAX prior to the Effective Date shall become fully vested, non-forfeitable, and, if applicable, exercisable as of the Effective Date, subject to Employee’s timely execution and non-revocation of the general release to the Amendment as Exhibit A.

5.    Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

6.    This Amendment shall be governed by and construed in accordance with the terms and conditions of the Employment Agreement, including the governing law and dispute resolution provisions thereof.

7.    This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute one and the same instrument. The Amendment may be executed by facsimile or other electronic signature.

[Remainder of page intentionally left blank; signatures follow on next page]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

MEDNAX SERVICES, INC.

By:	/s/ Cesar L. Alvarez Name: Cesar L. Alvarez Title: Chairman of the Board, MEDNAX, Inc.

MEDNAX, INC.

By:	/s/ Cesar L. Alvarez Name: Cesar L. Alvarez Title: Chairman of the Board

EMPLOYEE:

/s/ Dominic J. Andreano
Dominic J. Andreano

[Signature Page to Second Amendment to Employment Agreement]

EXHIBIT A

RELEASE

This Release (the “Release”) is hereby made and entered into between MEDNAX SERVICES, INC. (“Employer”) and Dominic J. Andreano (“Employee”) to be effective as set forth in Section 7 below. Employee’s execution of this Release is a condition to his receipt of the benefits pursuant to Section 4 of the Second Amendment to the Employment Agreement between Employer and Employee effective as of July 12, 2020 (the “Amendment”), to which this Release is attached as Exhibit A. Any terms not defined herein shall have the meaning set forth in the Amendment or the Employment Agreement.

1.    Release.

(a)    Employee, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, in exchange for the consideration to be provided pursuant to Section 4 of the Amendment hereby gives up, releases, and discharges Employer, MEDNAX, Inc. and each of their subsidiaries, Affiliates, successors and assigns, and their current and former directors, managers, officers, employees, shareholders and agents in such capacities (each a “Released Party” and, collectively with Employer and MEDNAX, Inc., the “Released Parties”) from any and all rights and claims that Employee may have against the Released Parties as of the date Employee signs this Release arising from or in connection with Employee’s employment with Employer, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Employee presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Employee may have under, or arising out of, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; and any other federal, state, or local constitution, statute, ordinance, executive order, or common law.

(b)    Notwithstanding anything in Paragraph 1(a) above to the contrary, this Release shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due to Employee pursuant to the Employment Agreement or under any of Employer’s employee benefit plans; (ii) any rights or claims that may arise as a result of events occurring after the date this Release is signed by Employee; (iii) any indemnification rights Employee may have as a current or former officer or director of Employer or its Affiliates; (iv) any claims for benefits under any directors’ or officers’ liability policy maintained by Employer or its Affiliates in accordance with the terms of such policy; (v) any rights Employee may have as a holder of equity securities of MEDNAX, including all vesting and accelerated vesting rights as set forth in the Employment Agreement; (vi) any claims that cannot be waived as a matter of law; (vii) any claims Employee may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits; (viii) any benefits that vested on or prior to the Effective Date pursuant to a written benefit plan sponsored by Employer and governed by the federal law known as “ERISA”; and (ix) any claims with respect to Employee’s continued employment after the Effective Date.

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(c)    Nothing in this Release prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws (except that Employee acknowledges that he may not recover any monetary benefits or personal relief in connection therewith). Additionally, nothing in this Release prevents Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

2.    Employee Representations and Covenant Not to Sue. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, termination of employment, or any other matter arising on or prior to the date Employee signed this Release, and covenants and agrees that he will never individually or with any person or entity file, or commence the filing of, any charge, lawsuit, complaint, or proceeding with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Paragraph 1(a) hereof (a “Proceeding”); provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA. If Employee does pursue a legal claim or files an administrative charge that may not be released as a matter of law, or if such a claim or charge is brought on Employee’s behalf, Employee waives any right to recover any monetary payments or other individual benefits in any such proceeding (except that, for purposes of clarity, this limitation on monetary recovery shall not apply to proceedings before the Securities and Exchange Commission or pursuant to other federal whistleblower claims).

3.    Severability. If any provision of this Agreement, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this Agreement shall remain fully enforceable; except that, if the provisions in Paragraph 1 concerning releases are held to be invalid, illegal, or unenforceable, then Employee will be required to enter into a new Release with an enforceable release, unless otherwise agreed to in writing by all parties.

4.    Consideration Period; Revocation Period. Employee hereby shall have twenty-one (21) days to sign this Release, but he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Release earlier. Employee shall have seven (7) days following the date on which he signs this Release within which he may revoke it by providing a written notice of his revocation to the General Counsel of Employer.

5.    Additional Employee Acknowledgement. Employee acknowledges that he has read this Release, that he has been advised to consult with an attorney before he signs this Release, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

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6.    Consideration. Employee acknowledges that the execution of this Release is in further consideration of the payments due to Employee under Section 4 of the Amendment, which includes benefits to which Employee acknowledges he would not be entitled if he did not sign this Release.

7.    Effective Date. This Release shall take effect on the eighth (8th) day following Employee’s signing it unless Employee’s written revocation is delivered to the Chief Financial Officer of Employer within seven (7) days after Employee signs this Release, in which case this Release shall be null and void and of no legal effect.

Employee provides this Release as of the current date. Employee intends that this Release become a binding agreement between Employee and Employer.

EMPLOYER:		EMPLOYEE:

MEDNAX SERVICES, INC.

By:	/s/ Cesar L. Alvarez	/s/ Dominic J. Andreano
Name:	Cesar L. Alvarez	Dominic J. Andreano
Title:	Chairman of Board, MEDNAX, Inc.
Date:	July 12, 2020	Date: July 12, 2020

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